                                                                   EXHIBIT 10.13



                                     LEASE


                                    between


                             SOBRATO INTERESTS III


                                    Landlord


                                      and


                               BEA SYSTEMS, INC.


                                     Tenant

December 26, 1997

John Michael Sobrato
Sobrato Interests III
c/o Sobrato Development Companies
10600 De Anza Blvd., Suite 200
Cupertino, CA 95014-2075


Dear Mr. Sobrato:

Reference is made to the Leases (individually a "Lease" and collectively the "Leases") between Sobrato Interests III ("Landlord") and BEA Systems, Inc. ("Tenant"), being executed concurrently with this letter agreement, and demising premises consisting of two 110,881 square foot buildings commonly known as 2315 North First Street, San Jose, California (the "2315 Building") and 2345 North First Street, San Jose, California (the "2345 Building"), and a 2,500 square foot historic residence commonly known as 2343 North First Street, San Jose, California.

We have negotiated the Leases based on the following two assumptions: (1) that Tenant initially will occupy approximately 91,000 square feet of space or more in one of the two buildings; and (2) that Tenant's initial occupancy will be in concentrated in the 2345 Building, with the 2315 Building to be subleased initially and thus reserved for Tenant's future expansion requirements. As Tenant works through its programming, these two assumptions may change.

To retain a reasonable degree of flexibility as we proceed with the programming process, Tenant wants to reserve the right to do one of the following:

     (1) Tenant may elect to concentrate its initial occupancy in the 2315 Building and reserve the 2345 Building for future expansion requirements, such that Tenant's subleasing would be in the 2345 Building. This change would be accomplished by changing the description of the demised premises in the two Leases, with appropriate changes in the rent, security deposit and tenant improvement allowance to account for the fact that the Lease of the 2345 Building includes the additional 2,500 square feet attributable to the historic residence.

     (2) Tenant may elect to spread its initial occupancy between the two buildings, provided Tenant's aggregate occupancy in the two buildings is not less than approximately 91,000 square feet. If Tenant were to make this election the Leases would be modified to: (a) eliminate from the 2345 Building Lease the 20,000 square foot limit on Deferred Tenant Improvement Work and restate this limitation in both

     Leases such that the aggregate square footage of Deferred Tenant Improvement Work in both buildings would not exceed approximately 131,000 square feet; and (b) re-insert in the 2345 Building Lease the provision allowing Tenant to retain all sublease consideration from subleases executed within twenty-four months of the Commencement Date, but limit the application of this provision in both Leases so it applies only to space in excess of the approximately 91,000 square feet Tenant initially will occupy.

Please sign this letter in the space provided below to confirm Landlord's agreement that Tenant may make one of the two elections outlined above and that, should Tenant do so, Landlord will cooperate with Tenant in amending the Leases as outlined above.

                             BEA Systems, Inc.



                             By: /s/ William T. Coleman III
                                 ---------------------------------
                                 William T. Coleman III
                                    Its: Chief Executive Officer



The foregoing letter agreement is accepted and agreed to:

     Sobrato Interests III



     By: /s/  John Michael Sobrato
         --------------------------------------
        John Michael Sobrato, as Trustee of the
        JOHN MICHAEL SOBRATO 1985
        SEPARATE PROPERTY TRUST
         Its: General Partner

                               TABLE OF CONTENTS
                               -----------------

Section                                                 Page
---------                                               ----

1.   PARTIES                                             1

2.   PREMISES                                            1

3.   USE                                                 2
     A.    Permitted Uses                                2
     B.    Uses Prohibited                               2
     C.    Advertisements and Signs                      2
     D.    Covenants, Conditions and Restrictions        3
     E.    Interference with Tenant's Use                3

4.   TERM AND RENTAL                                     3
     A.    Base Monthly Rent                             3
     B.    Rental Adjustment                             4
     C.    Late Charges                                  4
     D.    Security Deposit                              4

5.   CONSTRUCTION                                        6
     A.    Building Shell Construction                   6
     B.    Tenant Improvement Plans                      6
     C.    Pricing                                       7
     D.    Change Orders                                 8
     E.    Building Shell Costs                          8
     F.    Tenant Improvement Costs                      8
     G.    Construction                                  9
     H.    General Contractor Overhead & Profit         10
     I.    Tenant Delays                                10
     J.    Insurance                                    11
     K.    Punch List & Warranty                        11
     L.    Other Work by Tenant                         11
     M.    Landlord's Failure to Complete Construction  12

6.   ACCEPTANCE OF POSSESSION AND COVENANTS TO
        SURRENDER:                                      13
     A.    Delivery and Acceptance                      13
     B.    Condition Upon Surrender                     13

     C.    Failure to Surrender                         14

7.   ALTERATIONS AND ADDITIONS                          15
     A.    Tenant's Alterations                         15
     B.    Free From Liens                              16
     C.    Compliance With Governmental Regulations     16

8.   MAINTENANCE OF PREMISES                            17
     A.    Landlord's Obligations                       17
     B.    Tenant's Obligations                         17
     C.    Replacement of Roof Membrane                 17

9.   HAZARD INSURANCE                                   18
     A.    Tenant's Use                                 18
     B.    Landlord's Insurance                         18
     C.    Tenant's Insurance                           18
     D.    Waiver                                       19

10.  TAXES                                              19

11.  UTILITIES                                          20

12.  TOXIC WASTE AND ENVIRONMENTAL DAMAGE               20
     A.    Tenant's Responsibility                      20
     B.    Tenant's Indemnity Regarding Hazardous
                Materials                               21
     C.    Actual Release by Tenant                     21
     D.    Landlord's Indemnity Regarding Hazardous
                Materials                               22
     E.    Environmental Monitoring                     23

13.  TENANT'S DEFAULT                                   23
     A.    Remedies                                     23
     B.    Right to Re-enter                            24
     C.    Abandonment                                  24
     D.    No Termination                               25
     E.    Non-Waiver                                   25
     F.    Performance by Landlord                      26
     G.    Cross-Default                                26

14.  LANDLORD'S  LIABILITY                              26
     A.    Limitation on Landlord's Liability           26
     B.    Limitation on Tenant's Recourse              27

     C.    Indemnification of Landlord                  27

15.  DESTRUCTION OF PREMISES                            28
     A.    Landlord's Obligation to Restore             28
     B.    Limitations on Landlord's Restoration
                Obligation                              28
     C.    Unamortized Tenant Improvements              29

16.  CONDEMNATION                                       29

17.  ASSIGNMENT OR SUBLEASE                             30
     A.    Consent by Landlord                          30
     B.    Assignment or Subletting Consideration       31
     C.    No Release                                   31
     D.    Reorganization of Tenant                     32
     E.    Permitted Transfers                          32
     F.    Effect of Default                            33
     G.    Conveyance by Landlord                       33
     H.    Successors and Assigns                       33
     I.    Particular Sublease Provisions               33

18.  OPTION TO EXTEND THE LEASE TERM                    34
     A.    Grant and Exercise of Option                 34
     B.    Determination of Fair Market Rental          34
     C.    Resolution of a Disagreement Over the Fair
                Market Rental                           35

19.  GENERAL PROVISIONS                                 36
     A.    Attorney's Fees                              36
     B.    Authority of Parties                         36
     C.    Brokers                                      36
     D.    Choice of Law                                36
     E.    Dispute Resolution                           36
     F.    Entire Agreement                             37
     G.    Entry by Landlord                            37
     H.    Estoppel Certificates                        38
     I.    Exhibits                                     38
     J.    Interest                                     38
     K.    Satellite Antennae                           38
     L.    No Presumption Against Drafter               39
     M.    Notices                                      39
     N.    Property Management                          39
     O.    Rent                                         39
     P.    Representations                              39

     Q.    Rights and Remedies                          40
     R.    Severability                                 40
     S.    Submission of Lease                          40
     T.    Subordination                                40
     U.    Survival of Indemnities                      41
     V.    Time                                         41
     W.    Transportation Demand Management Programs    41
     X.    Waiver of Right to Jury Trial                41

EXHIBIT "A" - Legal Description of Premises

EXHIBIT "B" - Premises & Projects

EXHIBIT "C" - Building Shell Definition

EXHIBIT "D" - Building Shell Plans

EXHIBIT "E" - Tenant Improvement Plans and Specifications

EXHIBIT "F" - General Conditions

1.  PARTIES:    THIS LEASE, is entered into on this 26th day of December,
1997, between SOBRATO INTERESTS III, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and BEA SYSTEMS, INC., a Delaware Corporation, whose address is 385 Moffett Park Drive, Sunnyvale, CA 94089, hereinafter called respectively Landlord and Tenant. The effectiveness of this Lease is expressed conditioned upon (i) the concurrent execution by Landlord and Tenant of the Adjacent Building Lease (as defined below), (ii) Tenant's receipt of a recognition and non-disturbance agreement in a form and substance reasonably acceptable to Tenant from Ground Lessor and from any and all other ground lessors with an interest in the Parcel (defined below) and from any and all lenders with a lien on the Ground Lease (defined below) or the Parcel, and (iii) issuance to Tenant, at Tenant's option and expense, of a leasehold title insurance policy or policies insuring the leasehold estate and interest of Tenant under this Lease and under the Adjacent Building Lease, subject only to such recorded matters as are reasonably acceptable to Tenant. In the event conditions (ii) and (iii) above have not been satisfied or waived by Tenant within thirty (30) days following execution of this Lease, Tenant shall have the option to terminate this Lease by providing written notice to Landlord. Upon the execution of this Lease, Landlord shall deliver to Tenant a copy of Landlord's ground lessee's title insurance policy for the Parcel and, if in the possession or control of Landlord, a current title report for the Parcel reflecting the state of title to the Parcel.

2.  PREMISES:    Landlord hereby leases to Tenant, and Tenant hires from
Landlord those certain Premises with the appurtenances, situated in the City of San Jose, County of Santa Clara, State of California, consisting of a four-story steel frame building of 110,881 rentable square feet located at 2315 North First Street (the "Building") on a parcel leased by Landlord under a Ground Lease dated as of September 10, 1996 (the "Ground Lease") between Landlord, as tenant, and Kenji Sakauye and Shizu Sakauye ("Ground Lessor"), as landlord, consisting of approximately 5.0 acres ("Parcel"), as more particularly described in Exhibit
                                                                         -------
"A" to this Lease.  Subject to Section 19.Y below, Tenant shall have the
---
exclusive right to use the common area consisting of all parking areas, sidewalks and landscape areas ("Common Area") surrounding the Building and an additional building of 110,881 square feet ("Adjacent Building") and an existing historic Victorian home consisting of approximately 2,500 rentable square feet (the "Historic Home") as outlined in red on Exhibit "B", which
                                                        -----------
Landlord is concurrently leasing to Tenant on the adjacent land leased from Edward Sakauye, also known as Eiichi Edward Sakauye, as Trustee under the Will of Suzuye Sakauye, deceased, and Decree of Distribution of her estate recorded in Book B818, Page 557 Official Records and Eiichi Sakauye, totaling approximately 5.0 acres pursuant to another lease between the parties of even date herewith ("Adjacent Building Lease"). Without limiting the generality of the foregoing, Tenant shall have the right to install benches, tables, chairs, umbrellas and other outdoor amenities, security cameras, generators, storage sheds and other similar removable equipment and furnishings in the

Common Area to the extent Tenant determines is reasonably necessary to for the use and operation of the Project, provided all items installed by Tenant in the Common Areas are compatible with the design and quality of the Project. The Premises, the Adjacent Building and the parcel on which it is situated, the Historic Home and the Common Area shall comprise the "Project". Tenant shall have pursuant to this Lease exclusive use of the approximately 370 parking spaces within the Parcel, and Tenant shall have pursuant to the Adjacent Building Lease the exclusive use of all remaining parking spaces within the Project. Unless expressly provided otherwise, the term "Premises" as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B.

3.  USE:

  A. PERMITTED USES:    Tenant shall use the Premises only for the following
purposes and shall not change the use of the Premises without the prior written consent of Landlord: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses. Tenant shall use only the number of parking spaces allocated to Tenant. All trucks and delivery vehicles shall be parked at the rear of the Building. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

  B. USES PROHIBITED:    Tenant shall not commit or suffer to be committed
on the Premises any waste, nuisance, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or in the soils surrounding the Building. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that Tenant may store such items in storage enclosures designed for such purpose.

  C. ADVERTISEMENTS AND SIGNS:    Tenant will not place or permit to be
placed, in, upon or about the Premises any signs not approved by the city or other governing authority. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of this Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense. Subject to the foregoing and to Section 19.Y below, Tenant shall have the exclusive right to install and maintain in the Project such signs as Tenant determines to be necessary or appropriate (including, without limitation, building and monument signs to identify occupants of the Project).

  D. COVENANTS, CONDITIONS AND RESTRICTIONS:    This Lease is subject to the
effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of which are of record on the date of execution set forth in Section 1 above and any other matters or documents of record on such execution date; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as "Restrictions") and Tenant will conform to and will not violate the terms of any such Restrictions. Throughout the Lease Term, Landlord likewise shall observe, perform and discharge all covenants and obligations imposed by the Restrictions which are imposed on Tenant by the terms of this Lease, including by way of illustration and not limitation, payment of all rent and other charges required under the Ground Lease.

  E. INTERFERENCE WITH TENANT'S USE: If the Premises should become unsuitable for Tenant's use as a consequence of (i) the presence of any Hazardous Material which does not result from Tenant's use, storage or disposal of such material in violation of applicable Law, or (ii) as the result of a cessation of utilities not caused by Tenant or from a casualty, which persists for seventy two (72) consecutive hours or which is caused by Landlord, ("Interfering Event") then Tenant shall be entitled to an abatement of rent to the extent of the interference with Tenant's use of the Premises occasioned thereby from the date of the Interfering Event, and, if such interference cannot be corrected or the damage resulting therefrom repaired so that the Premises will be reasonably suitable for Tenant's intended use within one hundred eighty
(180) days following the occurrence of the Interfering Event, then Tenant shall be entitled to terminate this Lease by delivery of written notice to the other within five (5) days following the expiration of such one hundred eighty (180) day period.

4.  TERM AND RENTAL:

  A. BASE MONTHLY RENT:    The term ("Lease Term") shall be for one hundred
twenty (120) months, commencing on substantial completion of the Tenant Improvements as finally determined pursuant to Section 5.G (the "Commencement Date") estimated to occur on July 17, 1998, and ending one hundred twenty (120) months thereafter ("Expiration Date"). In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent ("Base Monthly Rent") for the Premises the amount of Two Hundred Sixteen Thousand Two Hundred Seventeen and 95/100 Dollars ($216,217.95). Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction (except as herein expressly permitted) and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

  B. RENTAL ADJUSTMENT:    Beginning twelve (12) months after the
Commencement Date, and every twelve (12) months, the then-payable Base Monthly Rent shall increase by the sum of Five Thousand Five Hundred Forty-Four and 05/100 Dollars ($5,544.05).

  C. LATE CHARGES:    Tenant hereby acknowledges that late payment by Tenant
to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. Landlord agrees to provide Tenant a notice to pay rent or quit if the Base Monthly Rent is not received when due and further agrees to waive said late charge in the event all amounts set forth in such notice are paid in full by cashier's check within five (5) days after Landlord's service upon Tenant of such notice. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

  D. SECURITY DEPOSIT:    Concurrently with Tenant's execution of this
Lease, Tenant has deposited with Landlord the sum of Two Hundred Sixteen Thousand Two Hundred Seventeen and 95/100 Dollars ($216,217.95). ("Security Deposit"). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant's default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default;
(ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default including, but not limited to. Tenant's failure to restore or clean the Premises following vacation thereof; and (iii) any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord's written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord's interest in this Lease, Landlord shall deliver or credit the Security Deposit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

     At Tenant's election, in lieu of the Security Deposit, Tenant may at any time simultaneously with, or following the execution of this Lease, deliver to Landlord an irrevocable letter of credit payable in favor of Landlord in the amount specified above for the cash security deposit. The letter of credit shall provide that it is automatically renewable until the date that is not earlier than the expiration of the term hereby demised without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord not less than the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the expiration of the term hereby demised).

     The form and terms of the letter of credit, and the bank issuing the same, shall be reasonably acceptable to Landlord and the letter of credit shall provide, among other things, in effect that: (i) Landlord, or its then managing agent, shall have the right to draw down an amount up to the amount of the sums then due to Landlord under this Lease upon the presentation to the issuing bank of Landlord's (or Landlord's then managing agent's) statement that such amount is due to Landlord under the terms and conditions of this Lease, it is being understood that such statement shall be duly signed by a general partner of Landlord; (ii) the letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; (iii) in the event of a transfer of Landlord's interest in the Building, Landlord shall have the right to transfer the letter of credit to the Transferee and the provision hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord (or it Tenant is not able to obtain a transferable letter of credit, then Tenant shall cause the letter of credit to be replaced or amended such that the new Landlord may draw).

     If as a result of any such application of all or any part of the proceeds of the Letter of Credit, the amount of the letter of credit shall be less than the amount required above, Tenant shall forthwith provide Landlord with additional letter(s) of credit (or a cash security deposit) in an amount equal to the deficiency. Any such cash security deposit, and any proceeds of the letter of credit which are not applied to sums owed by Tenant to Landlord, shall be held by Landlord as a security deposit under the first two paragraphs of this Section 4.D.

     Without limiting the generality of the foregoing, if the letter of credit expires earlier than sixty (60) days after the expiration of the term of this Lease, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than the expiration of the expiring letter of credit), irrevocable and automatically renewable as above provided upon the same terms as the expiring letter of credit or such other terms as may be reasonably acceptable to Landlord. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely provided, (ii) or if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Section 4.D, Tenant must promptly deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in the first two paragraphs of this Section 4.D, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 4.D, and the entire amount of the letter of credit shall be paid to Landlord and shall be held by Landlord as provided in the first two paragraphs of this Section 4.D.

5.  CONSTRUCTION

  A. BUILDING SHELL CONSTRUCTION:    Landlord shall pay for all costs and
expenses associated with the construction of the Building Shell. The Building Shell shall include those items set forth in the attached Exhibit "C" ("Building
                                                          -----------
Shell Definition"). Landlord shall construct the Building Shell in accordance with the Building Shell Plans identified in attached Exhibit "D" and all
                                                     -----------
Governmental Regulations (as defined in Section 7.C below) and shall correct any violations of such Laws at no cost to Tenant, including, without limitation, building code violations.

  B. TENANT IMPROVEMENT PLANS:    Tenant, at Tenant's sole cost and
expense, shall hire a licensed architect selected by Tenant and reasonably approved by Landlord ("Architect") to prepare plans and outline specifications which upon completion shall be attached as Exhibit "E" ("Tenant Improvement
                                           -----------
Plans and Specifications") with respect to the construction of improvements to the interior premises ("Tenant Improvements"). The General Contractor (as defined below) shall assist the Architect in identifying any coordination issues relative to the Building Shell and/or Building Shell Plans. On or before January 19, 1998, Tenant shall deliver to Landlord specifications for the elevator systems and controls. On or before February 16, 1998, Tenant shall deliver to Landlord specifications for the transformer, switchgear and rooftop HVAC units. The Tenant Improvement Plans and

Specifications shall be completed for all other aspects of the work by March 16, 1998 with sufficient detail necessary for submittal to the city and for construction and shall include any information required by the relevant agencies regarding Tenant's use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell Definition. Except as otherwise provided in Section 5.N, the Tenant Improvement Plans and Specifications shall provide for a minimum buildout in all areas of the Premises consisting of: (i) fire sprinklers, (ii) floor coverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, (v) 2 x 4 drop-in florescent lighting, and (vi) any other work required by the City of San Jose necessary to obtain a Certificate of Occupancy, which work shall be completed by Landlord as set forth in this Lease. Landlord shall cause Tenant Improvements to be constructed by independent contractors to be employed by and under the supervision of Landlord's affiliated construction company, Sobrato Construction Corporation ("General Contractor") in accordance with all Tenant Improvement Plans and Specifications. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow General Contractor to construct the Tenant Improvements. As an inducement to Tenant to enter into this Lease, Landlord has agreed to provide Tenant a work allowance to be utilized by Tenant for the construction of Tenant Improvements ("Work Allowance") in the amount of Three Million Eight Hundred Eighty Thousand Eight Hundred Thirty-Five and No/100 Dollars ($3,880,835.00). The Work Allowance shall be paid by Landlord to Tenant as payments become due to General Contractor pursuant to
Section 5.G below. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord if required as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements during the Lease Term. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefor.

  C. PRICING: Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, General Contractor shall submit to Tenant competitive bids from at least three (3) subcontractors for each aspect of the work related to the Tenant improvements. All bids shall be submitted to Landlord and Tenant and Landlord and Tenant shall open the bids together at the General Contractor's office. Landlord agrees to permit Tenant to assist in negotiating subcontractor fees and bid costs for labor and materials. Tenant shall have the right to add one (1) subcontractor for each trade to the bid list. The bids shall included an itemized breakdown of costs. Tenant shall be provided with a copy of the General Contractor's contracts with the subcontractors and Landlord's contract with the General Contractor. General Contractor must utilize the low bid in each case unless Tenant approves General Contractor's use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant and (ii) the General Contractor fee specified in
Section 5.H below ("Tenant Improvement Budget"). The Tenant Improvement Budget may include a contingency of five percent (5%) to be expended by Landlord to cover unforseen costs, provided that in each instance Tenant reasonably approves such expenditure. Upon Tenant's written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and General Contractor shall proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. Tenant must specifically approve or disapprove the bids within seven (7) days of receipt of the Tenant Improvement Budget. If disapproved, Tenant shall provide new sufficient instruction or revised Tenant Improvement Plans to Landlord within seven (7) days and Landlord shall thereafter rebid such work.

  D. CHANGE ORDERS:   Tenant shall have the right to order changes in the
manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant's submitting any binding change order, General Contractor shall promptly provide Tenant with a written itemized breakdown of labor and materials for the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, General Contractor shall implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. In no event, however, shall Tenant have the right to eliminate the minimum buildout requirements specified in Section 5.B above. In the event that either party believes it has caused a delay, it will notify the other and advise of the number of days of delay. In the event that either party believes that the other is causing a delay, it shall so notify the other stating the action or inaction that it believes is causing the delay. Landlord agrees that Tenant shall not be charged Base Monthly Rent and Additional Rent for each such day of Landlord caused delay to the extent that such delays exceed any Tenant Delays. Claims of delay by either party shall be made within seven (7) days after the occurrence of the event giving rise to such claims.

  E. BUILDING SHELL COSTS:    Landlord shall pay all costs associated with the
Building Shell.

  F. TENANT IMPROVEMENT COSTS:    Tenant shall pay all costs associated
with the Tenant Improvements less the Work Allowance provided herein. The cost of Tenant Improvements shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, Landlord overhead as described in Section 5.H below and all fees associated with Tenant's Architect, engineers and consultants. During the course of construction of Tenant Improvements, General Contractor may deliver to Tenant not more than once each calendar month a written request for payment ("Progress Invoice") which shall include and be accompanied by General Contractor's certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested. Tenant shall pay the amount due pursuant to the Progress Invoice to the General Contractor, within fifteen (15) days after Tenant's receipt of the above items. Within five (5) days following payment by Tenant, Landlord shall pay Tenant an amount equal to the product of (i) the Progress Invoice, and (ii) a fraction, the numerator of which is the amount of the Work Allowance and the denominator of which is the Tenant Improvement Budget, until such time as Landlord has expended the full amount of the Work Allowance. All costs for Tenant Improvements shall be fully documented to and verified by Tenant. Tenant shall have the right to review and approve the Progress Invoice.

  G. CONSTRUCTION:    Landlord shall use its reasonable efforts to obtain a
building permit from the City of San Jose as soon as possible after Tenant's approval of the Tenant Improvement Plans and Specifications and "Substantially Complete" construction by June 1, 1998. The Building Shell and Tenant Improvements shall be deemed substantially complete ("Substantially Complete" or "Substantial Completion") when the Building Shell and Tenant Improvements have been substantially completed in accordance with the Shell Plans and Specifications and Tenant Improvement Plans and Specifications, as evidenced by
(i) the completion of a final inspection and the issuance of a temporary certificate of occupancy or its equivalent by the appropriate governmental authority for the Building Shell and Tenant Improvements, (ii) the issuance of a certificate by the Architect certifying that the Building Shell and Tenant Improvements have been completed in accordance with the plans, and (iii) the operation of all Building systems including, but not limited to, the mechanical, electrical and plumbing systems to the extent necessary to service the Premises and Tenant has been provided use of substantially all parking spaces called for under this Lease. Landlord shall obtain a final certificate of occupancy within sixty (60) days after Substantial Completion. Installation of (i) Tenant's data and phone cabling, (ii) Tenant's furniture, or (iii) the exterior landscaping shall not be required in order to deem the Premises Substantially Complete. Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5.G by a period equal to the period of any said prevention, delay or stoppage. If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom.

  H. GENERAL CONTRACTOR OVERHEAD & PROFIT: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee of six and 50/100 percent (6.50%) of the cost of construction to cover all of the following: construction supervision and administration, temporary on-site facilities, home office administration, overhead, supervision, and coordination and construction profit and any other direct or indirect expenses described in the General Conditions listed in the attached Exhibit "F" to this Lease. Except as provided
                                  -----------
therein, Landlord or General Contractor shall not receive any other fee or payment from Tenant in connection with General Contractor's services.

  I. TENANT DELAYS:    A "Tenant Delay" shall mean any delay in Substantial
Completion of the Tenant Improvements as a result of any of the following: (i) Tenant's failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B (ii) Tenant's failure to approve the bids for construction by the dates set forth in Section 5.C(ii), (iii) changes to the plans requested by Tenant which delay the progress of the work, (iv) Tenant's request for materials components, or finishes which are not available in a commercially reasonable time given the anticipated Commencement Date, (v) Tenant's failure to pay, when due, any amounts requested to be paid by Tenant pursuant hereto, (vi) Tenant's request for more than one (1) rebidding of the cost of all or a portion of the work, and (vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant's architect; provided further that Tenant is (i) allowed to review and reasonably approve the change in the General Contractor's schedule, (ii) provided three (3) business days written notice that it is about to suffer a Tenant Delay, and (iii) offered the ability incur premium costs to prevent or minimize such delay if it is possible to do so. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are Substantially Complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonable determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

     Unless otherwise provided in the contract documents, the General Contractor shall provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, water, heat and utilities, transportation and other facilities and services necessary for proper execution and completion of the Tenant Improvements. The General Contractor shall supervise and direct the construction of the Tenant Improvements using the contractor's best skills and attention and shall be fully responsible for and have control over construction means, methods, techniques, sequences and procedures for coordinating all portions of the work under the contract. The General Contractor shall review, approve and submit to Tenant's Architect shop drawings, product data, samples and submittals required by the contract documents with promptness and in sequence as to cause no delay in the construction schedule. The General Contractor shall take reasonable precautions for safety and shall provide reasonable protection to prevent damage, injury or loss.

  J. INSURANCE:    General Contractor shall procure (as a cost of the Building
Shell) a "Broad Form" liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder's risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the fire insurance policy described in Section 9 is in full force and effect.

  K. PUNCH LIST & WARRANTY:    After the Building Shell and Tenant
Improvements are Substantially Complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other "punch list" item which Tenant brings to General Contractor's attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. General Contractor shall provide a standard contractor's warranty with respect to the Building Shell and the Tenant Improvements for one (1) year from the Commencement Date and shall warrant the Building Shell against defects in workmanship or materials for one (1) year from the Commencement Date. Tenant shall have the full benefit of such contractor warranties. Such warranty shall exclude routine maintenance, damage caused by Tenant's negligence or misuse, and acts of God.

  L.  OTHER WORK BY TENANT:    All work not described in the Shell Plans and
Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant. Prior to Substantial Completion, Tenant shall (i) arrange active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant's work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant's trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) if the entry into the Premises by Tenant or its representatives or contractors interferes with or delays General Contractor's work, Tenant shall cause the party responsible for such interference or delay to leave the Premises; and (ii) any contractor used by Tenant in connection with such entry and installation shall not unreasonably interfere with General Contractor's work. Subject to Landlord and General Contractor using reasonable efforts to maintain harmonious labor relations, Tenant shall hold Landlord harmless from any claim by Tenant due vandalism to construction performed by Tenant with non-union labor.

     M.   LANDLORD'S FAILURE TO COMPLETE CONSTRUCTION:    Notwithstanding the
foregoing, (i) if the Premises are not Substantially Complete on or before that date which is four (4) months following the date on which Landlord obtains a building permit from the City of San Jose allowing Landlord to begin construction of the Tenant Improvements, Tenant shall be entitled to rental abatement hereunder of one (1) day's rent for each day beyond said four (4) month period in which the Premises is not Substantially Complete (i.e., the date on which Tenant is required to commence paying rent under this Lease shall be extended by one day for each day beyond said four month period during which the Premises are not Substantially Complete). The above dates shall be extended one day for every day of delay in completion caused by labor strikes, material shortages, inclement weather, Tenant Delays or other causes beyond the reasonable control of Landlord ("Force Majeure Delays"); provided, however, that Landlord must notify Tenant in writing within five (5) days after the occurrence of any such Force Majeure Delay, and if Landlord does not so notify Tenant in writing, then the applicable Force Majeure Delay shall be deemed not to have commenced until the date which is five (5) days prior to the date Tenant actually receives written notice from Landlord advising Tenant of the applicable Force Majeure Delay event. If the Premises are not Substantially Complete on or before December 31, 1998 (the "Latest Completion Date"), then Tenant may terminate this Lease and the Adjacent Building Lease by written notice to Landlord given on or before January 15, 1999. The Latest Completion Date shall be extended by Tenant Delays but not by delays in completion caused by labor strikes, material shortages, inclement weather or any other causes beyond the reasonable control of Landlord (other than Tenant Delays). The delay in the commencement of rent, the abatement of rent, and termination right provided above shall be the sole and exclusive remedies of Tenant with respect by the failure by Landlord to achieve Substantial Completion by the Commencement Date.

  N. Notwithstanding any contrary provision of this Lease, Tenant shall have the right to defer the construction of Tenant Improvements in the Premises and to exclude such deferred Tenant Improvements from the Tenant Improvement Plans and Specifications initially delivered to Landlord pursuant to Section 5.B above, provided that:

     1. The Tenant Improvements deferred by Tenant ("Deferred Tenant Improvement Work") shall be limited to partition walls, floor coverings, ceiling grid and tile, lighting, doors, frames and hardware and other similar work outside of the Building's core.

     2. Tenant shall deposit with Landlord cash or a letter of credit for a sum equal to the amount by which the estimated cost of the Deferred Tenant Improvement Work (as reasonably determined by

Landlord) will exceed the Work Allowance estimated to be available for such Deferred Tenant Improvement Work. With each payment by Tenant to the General of amounts owed by Tenant on account of the General Contractor's construction of the Deferred Tenant Improvement Work, the amount of such cash or of the letter of credit shall be reduced by a corresponding dollar amount. Such reduction shall be accomplished by Landlord's return of the cash to Tenant or Landlord's notifying the letter of credit issuer that the maximum amount Landlord may draw thereunder has been reduced. Upon completion of all Deferred Tenant Improvement Work and Tenant's payment of all amounts owed by Tenant on amount thereof, Landlord shall return to Tenant any remaining cash or the letter of credit deposited hereunder.

     3. No delay in the Substantial Completion of the Deferred Tenant Improvement Work shall delay the Commencement Date under Section 4.A above.


6.  ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

  A. DELIVERY AND ACCEPTANCE:    On the Commencement Date, Landlord
shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in this Lease. Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for "Punch List" type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession subject to (i) a reservation of claims of latent defects, (ii) the warranties from Landlord contained in this Lease, (iii) Landlord's obligations to correct construction defects, and (iv) any failure of the Premises to comply with laws in effect as of the date of completion. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement.

  B. CONDITION UPON SURRENDER:    Tenant further agrees on the Expiration
Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear, casualty damage, and maintenance otherwise the responsibility of Landlord pursuant to this Lease excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be painted or cleaned, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in good operating condition and repair (taking into account normal wear and tear as defined above) as so certified by such firms, and (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have the Premises or any parts thereof restored to their condition as of the Commencement Date, or to cause Tenant to surrender all Alterations (as defined in Section 7) in place to Landlord, except for such Alterations Landlord has previously agreed to allow to remain on the Premises pursuant to Section 7 below. If Landlord shall so desire, Tenant shall, at Tenant's sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to extent such compliance is necessitated by the repair and restoration work. Provided partitioned areas for private offices do not exceed thirty-three percent (33%) of the area on each floor, Tenant shall not be required to remove any Tenant Improvements constructed pursuant to the Tenant Improvement Plans and Specifications (as initially prepared by Architect and/or as supplemented for portions of the Premises not initially occupied by Tenant), regardless of whether such construction occurs before or after the Commencement Date.

  C. FAILURE TO SURRENDER:    If the Premises are not surrendered at the
Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this
Section 6.C and, if Tenant holds over without Landlord's consent, Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate. As a condition to Tenant's duty to indemnify and hold Landlord harmless under the preceding sentence, Landlord shall give Tenant reasonable prior notice of any loss or liability Landlord with which Landlord actually is threatened as a consequence of Tenant's delay in surrendering the Premises, which shall include, without limitation, both (i) written notice of Landlord's execution of a letter of intent with a prospective tenant and (ii) written notice of Landlord's execution of a lease with a subsequent tenant. Any holding over after the termination or Expiration Date with Landlord's express written consent (which consent shall not be unreasonably withheld, conditioned or delayed), shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred thirty-three percent (133%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7.  ALTERATIONS AND ADDITIONS:

  A. TENANT'S ALTERATIONS:    Tenant shall be entitled, without obtaining
Landlord's consent to make alterations and additions to the Premises ("Alterations"), or any part thereof, which (i) do not affect the structure of the Building, or (ii) cost do not exceed Fifty Thousand Dollars ($50,000.00) per alteration nor an aggregate of One Hundred Thousand Dollars ($100,000.00) in any twelve (12) month period. All other Alterations shall require Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord's consent is required, Tenant shall deliver to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant's plans. Landlord shall indicate in writing to Tenant at the time of Tenant's request, whether or not Landlord will require Tenant to remove such Alteration at the Expiration Date. If, at the time Landlord consents to any Alteration, Landlord does not require Tenant to remove such Alteration at the Expiration Date, then Landlord shall be deemed to have waived such right to require Tenant to remove such Alteration so consented to. After obtaining Landlord's consent, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and if so requested, provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims (if such Alterations exceed $1,000,000 in cost). Tenant agrees to provide Landlord written notice of the anticipated and actual start-date of the work, and a complete set of half-size (15" X 21") vellum as-built drawings. All Alterations shall be constructed in compliance with applicable buildings codes and laws.
Any Alterations, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.
Tenant shall have the right to depreciate and claim and collect any investment tax credits in all Alterations.

  B. FREE FROM LIENS:    Tenant shall keep the Premises free from all liens
arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within twenty (20) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including reasonable attorney's fees shall be due from Tenant as additional rent.

  C. COMPLIANCE WITH GOVERNMENTAL REGULATIONS:    The term Governmental
Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Except as otherwise provided in this Lease, Tenant, at Tenant's sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

     Notwithstanding the foregoing, if any improvement or alteration to the Premises is required as a result of any future laws or regulations affecting the Premises not related to Tenant's specific use of the Premises in a manner other than as permitted hereunder, and provided further said improvement or alteration is not required because of Alterations made by Tenant, the cost of such improvements shall be allocated between Landlord and Tenant such that Tenant shall pay to Landlord as additional rent an amount determined as follows: (i) all costs reasonably incurred by Landlord to construct such improvement shall be fully amortized over the useful life of such improvement with interest on the unamortized balance at the prevailing market rate Landlord would pay if it borrowed funds to construct such improvements from an institutional lender, and Landlord shall inform Tenant of such monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made; and (ii) as additional rent, Tenant shall pay the monthly amortization payment with respect to any such capital improvement required as a result of any future law or regulation affecting the Premises which is not related to Tenant's specific use of the Premises as stated above. Tenant's obligation to make payments hereunder with respect to any particular capital improvement shall commence when such improvement has been substantially completed and shall cease upon the earlier of the expiration of the Lease term (but not upon a termination due to any Event of Default on the part of Tenant) or the end of the term over which the costs of constructing the particular improvement were amortized. Payments of such additional rent required under this
Section 7.C shall be made concurrently with payments of Base Monthly Rent.

8.  MAINTENANCE OF PREMISES:

  A. LANDLORD'S OBLIGATIONS:    Landlord at its sole cost and expense, shall
maintain in good condition, order, and repair, and replace as and when necessary, all structural portions of the Building, including without limitation, the foundation, exterior load bearing walls (including the curtain wall) and roof structure of the Building Shell, and the structural elements of the parking facilities.

  B. TENANT'S OBLIGATIONS:    Except as set forth in Sections 8.A, 8.C,
12.D, 15 and 16, or elsewhere in this Lease, Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system, and (x) all waterscape, landscaping and shrubbery. Notwithstanding the foregoing, Tenant shall have no responsibility to perform any repair, maintenance or improvement (i) necessitated by the acts or omissions of Landlord or its agents, employees or contractors, (ii) occasioned by fire, acts of God or other casualty, whether or not covered by insurance, or by the exercise of the power of eminent domain,
(iii) required as a consequence of any violation of laws or construction defect in the Premises existing as of the Commencement Date, or (iv) for which Landlord has a right of reimbursement from others. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

  C. REPLACEMENT OF ROOF MEMBRANE:     If as a part of Tenant's fulfillment of
its obligations under Section 8.B above, Tenant is required to replace the roof membrane on the Building, (but such replacement is not required by new laws, rules or regulations which are governed by Section 7.C above), Landlord shall, within ten (10) days following receipt of written invoices and supporting documentation evidencing the reasonable costs incurred by Tenant in replacing the roof membrane, reimburse Tenant for the entire cost of the replacement less that portion of the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, and the denominator of which is the useful life (in years) of the roof membrane replacement.

9.  HAZARD INSURANCE:

  A. TENANT'S USE:    Tenant shall not use or permit the Premises, or any
part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

  B. LANDLORD'S INSURANCE:    Landlord agrees to purchase and keep in
force fire, extended coverage insurance in an amount equal to the replacement cost of the Building, including the Tenant Improvements (but not including any Alterations by Tenant), as determined by Landlord's insurance company's appraisers. If required by the holder of the first deed of trust on the property, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and shall contain reasonable deductibles which, in the case of earthquake and flood insurance may be up to 15% of the replacement value of the property and which premium shall be limited to four times the cost of the fire and extended coverage insurance. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and
(ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, within thirty (30) days, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy not to exceed Twenty Five Thousand Dollars ($25,000.00). Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

  C. TENANT'S INSURANCE:    Tenant agrees, at its sole cost, to insure its
personal
property and Alterations for their full replacement value (without depreciation) and to obtain worker's compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00) and One Million Dollars ($1,000,000.00) per occurrence. Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. Tenant shall name Landlord and Landlord's lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

  D. WAIVER:    Landlord and Tenant hereby waive all rights each may have
against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10.    TAXES:    Tenant shall be liable for and shall pay as additional
rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant's obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. Both Landlord and Tenant shall have the right to seek a reduction in the assessed value of the Premises. If by virtue of any application or proceeding brought by or on behalf of Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to reimburse Landlord for all costs incurred by Landlord in connection with such application or proceeding provided such costs do not exceed the present value of the savings.

11.    UTILITIES:    Tenant shall pay directly to the providing utility all
water, gas, electric, telephone, and other utilities supplied to the Premises. Except due to the negligence or willful misconduct of Landlord, Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises, and, except as otherwise provided in this Lease, Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12.    TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

  A. TENANT'S RESPONSIBILITY:    Without the prior written consent of
Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency's lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements. ("Hazardous Materials") unless such Hazardous Materials are used in compliance with all applicable Laws and are commonly used in connection with general office use. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

  B. TENANT'S INDEMNITY REGARDING HAZARDOUS MATERIALS:    Tenant shall, at
its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord's Agents (as defined below) from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant, Tenant's officers, employees, partners, affiliates, and agents ("Tenant's Agents") through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant's Agents. Tenant's indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including reasonable attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination of this Lease.

  C. ACTUAL RELEASE BY TENANT: Each party agrees to notify the other of any known lawsuits or order which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Each party shall also provide the other all notices required by
Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which of failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant's Agents and employees within the Building).

     In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

  In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to the provisions of
Section 19.E of this Lease.

  D. LANDLORD'S INDEMNITY REGARDING HAZARDOUS MATERIALS: Landlord shall indemnify and hold Tenant and Tenant's Agents harmless from any claims, liabilities, costs or expenses incurred or suffered by Tenant related to the removal, investigation, monitoring or remediation of Hazardous Materials which are present on the Premises as of the Commencement Date or which come to be present on the Premises due to the acts of Landlord, its employees, agents or contractors ("Landlord's Agents"). Landlord's indemnification and hold harmless obligations include, without limitation, (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State,

County or Municipal law, ordinance or regulation with respect to Hazardous Materials generated or disposed of by Landlord, its agents, employees or contractors, (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials generated or disposed of by Landlord, its agents, employees or contractors from soils, riverbeds or aquifers including the provision of an alternative public drinking water source, and (iii) all costs of defending such claims. In no event shall Landlord be liable under this Lease for any consequential damages suffered or incurred by Tenant as a result of any such contamination.

  E. ENVIRONMENTAL MONITORING:    Provided Landlord gives reasonable
notice (except in the case of emergency) and minimizes interference with Tenant's business, Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section
12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such reasonable costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord's written demand therefore.

13.   TENANT'S DEFAULT:    The occurrence of any of the following shall
constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay any rent including additional rent or any other payment due under this Lease by the date such rent is due which failure continues for ten (10) days after written notice from Landlord, (ii) the abandonment of the Premises by Tenant (with "abandonment" as used in this Lease having the meaning provided in California Civil Code Section 1951.3 or any successor statute; (iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, (provided however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if Tenant commences within such period to cure the default and thereafter diligently prosecutes the cure to completion); (iv) Tenant's making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty
(30) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

  A. REMEDIES:    In the event of any such default by Tenant, then in addition to other
remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting to the extent allocable to the remainder of the Lease Term, (y) broker's fees, advertising costs or other expenses of reletting the Premises to the extent allocable to the remainder of the Lease Term, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions. and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

  B. RIGHT TO RE-ENTER:    In the event of any such default by Tenant,
Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

  C. ABANDONMENT:    If Landlord does not elect to terminate this Lease as
provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

  D. NO TERMINATION:     Landlord's re-entry or taking possession of the
Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction.

  E. NON-WAIVER:    The waiver by Landlord or Tenant of any breach of any
term, covenant or condition, herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. Landlord may accept Tenant's payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenants Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

  F. PERFORMANCE BY LANDLORD:    If Tenant fails to perform any
obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, following thirty (30) days written notice to Tenant without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within ten (10) days of Landlord's written notice for such payment.

  G. CROSS-DEFAULT:    Except as provided in Section 19.Y, if this Lease is
terminated as the result of a default by Landlord or Tenant or the exercise by Landlord or Tenant of any other right to terminate given to Landlord or Tenant under this Lease, then subject to the provisions of Section 15.C concerning the payment by Landlord to Tenant of the unamortized cost of the Tenant Improvements paid for by Tenant, the non-defaulting party may elect to terminate the Adjacent Building Lease by giving written notice of such termination to the other party concurrently with, or within ten (10) business days after, the termination of this Lease.

14.    LANDLORD'S  LIABILITY:

  A. LIMITATION ON LANDLORD'S LIABILITY:    In the event of Landlord's
failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an express third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit.

     If Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional twenty (20) days after the expiration of such cure period within which to cure such default (provided that Tenant notifies Mortgagee concurrently with Tenant's delivery of the Landlord's Default Notice to

Landlord; otherwise Mortgagee shall have twenty (20) days from the later of the date on which it receives notice of the default from Tenant and the expiration of Landlord's cure period). If such default cannot be cured by Mortgagee within the cure period, Tenant may not exercise any of its remedies so long as Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), provided that in the event of emergency which materially adversely affects the Premises, Tenant may exercise its right to cure Landlord's default as provided below so long as Tenant makes reasonable good faith efforts to notify Landlord and Mortgagee prior to commencing such emergency cure.

     Subject to this Section 14.A, if any default hereunder by Landlord is not cured within the applicable cure period provided herein, Tenant's remedies shall include (but not be limited to) (i) an action for specific performance, (ii) an action for actual damages, or (iii) Tenant may cause such default to be cured, and Landlord shall reimburse Tenant for the reasonable cost thereof within thirty (30) days of Landlord's receipt of demand for such amounts from Tenant, together with paid invoices for such repairs (provided such invoices set forth in reasonable detail the amount paid, the party to whom it was paid, the date it was paid and the reasons giving rise to such payment), together with interest thereon at the Interest Rate from the date of such invoice until Tenant is reimbursed by Landlord. If Landlord disputes Tenant's right to cure Landlord's default or the reasonableness of the costs incurred by Tenant, Landlord and Tenant shall utilize Dispute Resolution in accordance with the provisions of
Section 19.E within thirty (30) days after Tenant's demand. If Landlord fails to either reimburse Tenant or dispute Tenant's demand pursuant to the previous sentence within thirty (30) days after Tenant's demand, Tenant may submit such dispute to binding arbitration pursuant to Section 19.E. If Tenant prevails in such arbitration, and Landlord fails to make any payment with respect to such costs incurred by Tenant which Landlord is required to make as a result of any binding arbitration award within thirty (30) days after the completion of such arbitration, then notwithstanding any contrary provision of this Lease, Tenant may thereafter offset any such sums against up to thirty percent (30%) of any installment of Base Monthly Rent until such sums are paid.

  B. LIMITATION ON TENANT'S RECOURSE:    If Landlord is a corporation, trust,
partnership, joint venture, unincorporated association or other form of business entity, the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

  C. INDEMNIFICATION OF LANDLORD:    As a material part of the consideration
rendered
to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause (other than due to the negligence or willful misconduct of Landlord and Landlord's Agents) arising at any time to the fullest extent permitted by law, and Tenant shall indemnify and hold Landlord exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise and all other personal property of any person, arising from the use of the Premises, Building, and/or Project by Tenant and Tenant's Agents or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the negligence or willful misconduct of Landlord and Landlord's Agents. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant's Agents. Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims.

15.    DESTRUCTION OF PREMISES:

  A. Landlord's Obligation to Restore:    In the event of a destruction of
the Premises during the Lease Term Landlord shall repair the same to the approximate condition which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent from the date of damage, such proportionate reduction to be based upon the extent to which the damage interferes with Tenant's business in the Premises. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, Tenant's fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction.

  B. LIMITATIONS ON LANDLORD'S RESTORATION OBLIGATION:    Notwithstanding the
provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in 180 days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord (except for any deductible amount) and provided Tenant has not elected to contribute any shortfall amount, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than ninety
(90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction; provided, however, that if at the time Landlord elects under the preceding clause (iv) to terminate this Lease Tenant holds an unexercised option to extend the Lease Term, and if Tenant exercises such option by notice to Landlord within thirty (30) days after receipt of Landlord's notice electing to terminate this Lease, Landlord's termination election shall be annulled and Landlord shall be obligated to repair or restore the Premises unless Landlord is excused from doing so under another provision of this Lease.

     Tenant shall also have the right to terminate this Lease if (i) the repairs cannot be made in 180 days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, or (ii) the damage or destruction occurs in the last twenty four (24) months of the Lease Term. Landlord shall use reasonable efforts to promptly obtain all required permits and approvals.

  C. UNAMORTIZED TENANT IMPROVEMENTS:    In the event that this Lease is
terminated as the result of damage or destruction and any insurance proceeds are payable to Landlord, Landlord shall deliver to Tenant a portion of such insurance proceeds equal to the portion of the costs of the Tenant Improvements paid for by Tenant ("Tenant's Contribution") that remains unamortized as of the date this Lease is terminated (calculated by amortizing Tenant's Contribution on a straight-line basis over the initial term of this Lease, or if the termination occurs after Tenant exercises its Option under Section 18 below, then calculated by amortizing Tenant's Contribution on a straight-line basis over the term of this Lease, as so extended); provided, however, that Landlord's obligation to pay such insurance proceeds to Tenant shall be subject and subordinate to any obligation that Landlord may have to apply such insurance proceeds to any loans made to Landlord for the construction of the Building Shell which are secured by the Building Shell and the Ground Lease.

16.    CONDEMNATION:    If any part of the Premises shall be taken for any
public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking; but in such event, Tenant shall have the option to terminate this Lease as of the Vesting Date if the portion remaining is not long suitable for Tenant's use. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; but Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant's moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this
Section 16 shall govern in the case of such taking.

17.    ASSIGNMENT OR SUBLEASE:

  A. CONSENT BY LANDLORD:    Except as specifically provided in this
Section 17, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises (except as herein provided) without the express written consent of Landlord. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) the proposed agreements and all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee, (iii) the nature of the proposed transferee's business to be carried on in the Premises, and (iv) all consideration to be given on account of the Transfer. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a ten (10) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (ii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 10-day period, Landlord shall be deemed to have elected option (i) above. Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld conditioned or delayed, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) Tenant reimburses Landlord on demand for any actual, out-of-pocket costs reasonably incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and reasonable legal costs incurred in connection with the granting of any requested consent (all such costs not to exceed $1,500.00 in regard to any single transaction; and (v) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In connection with an assignment to which Landlord has given its consent, Landlord and the assignee shall execute an amendment to this Lease for purposes of both documenting and implementing the Multi-Tenant Project Provisions set forth in Section 19.Y below. In the event all or any one of the foregoing conditions are not reasonably satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent. Tenant shall have the right, without Landlord's consent, to permit use of the Premises by persons engaged in carrying on Tenant's business or with whom Tenant has business relationships, provided that the portions of the Premises used by such persons are not separately demised.

  B. ASSIGNMENT OR SUBLETTING CONSIDERATION:    During the first twenty four
(24) months of the Lease Term, all rent or other economic consideration realized by Tenant under any sublease and assignment shall be retained by Tenant. Thereafter, except for Permitted Transfers such excess rents shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. For this purpose, "excess rents" shall mean the amount by which the consideration actually received by Tenant in connection with a sublease or assignment exceeds the sum of the following: (i) all amounts payable under this Lease as Rent (prorated on a per square foot basis in case of a partial subletting of the Premises), (ii) all costs of improving the Premises (or the affected portion thereof) for occupancy by the subtenant or assignee, and (iii) leasing commissions, marketing costs, architects' fees, attorneys' fees and other customary expenses reasonably incurred by Tenant in consummating the assignment or sublease and/or in enforcing Tenant's rights thereunder.
Tenant's obligation to pay over Landlord's portion of the excess rents constitutes an obligation for additional rent hereunder. The above provisions relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable.
No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

  C. NO RELEASE:    Any assignment or sublease shall be made only if and
shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease (except any subtenant shall only be liable to Landlord for the obligations to the extent they related to the portion of the Premises so sublet) on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant.
Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

  D. REORGANIZATION OF TENANT:    The provisions of this Section 17.D
shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant's stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee assumes the obligations of Tenant to the extent accruing after such transferee's acquisition of Tenant's stock possessing more than 50% of the total combined voting of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors.

  E. PERMITTED TRANSFERS:    Notwithstanding anything contained in this
Section 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and
(iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

  F. EFFECT OF DEFAULT:    In the event of Tenant's default (after expiration
of any applicable cure period), Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A Lease termination due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

  G. CONVEYANCE BY LANDLORD:    As used in this Lease, the term
"Landlord" is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder accruing after the date of such sale or other conveyance, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

  H. SUCCESSORS AND ASSIGNS:    Subject to the provisions this Section 17,
the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

  I. PARTICULAR SUBLEASE PROVISIONS:    To expedite Landlord's review and
approval of subleases, the parties shall cooperate to develop a standard form of sublease which Tenant shall utilize where appropriate. In connection with any sublease which Landlord has approved, (i) the subtenant shall be permitted to utilize a general contractor other than Sobrato Construction Corporation for the construction of tenant improvements and Landlord shall not impose any supervision fee or other charge in connection with such construction, and (ii) the subtenant may carry commercial general liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000).

18.    OPTION TO EXTEND THE LEASE TERM:

  A. GRANT AND EXERCISE OF OPTION:    Landlord grants to Tenant, subject to
the terms and conditions set forth in this Section 18.A, three (3) options (the "Options") to extend the Lease Term for an additional term (the "Option Term"). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than twelve (12) months prior to the Expiration Date but no later than nine (9) months prior to the Expiration Date. So long as Tenant also is the tenant under the Adjacent Building Lease, Tenant's exercise of the Option under this Lease shall be conditioned upon Tenant's exercise of the corresponding extension option under the Adjacent Building Lease. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease except this Section shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of either the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, or ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default (after expiration of any applicable cure period) under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Building. The parties further agree that the appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include (i) brokerage commissions and (ii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

  B. DETERMINATION OF FAIR MARKET RENTAL:    If Tenant exercises the Option,
Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If
Tenant does not send Landlord a notice as provided in the previous sentence, Landlord's determination of Fair Market Rental shall be the basis for determining the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option
Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market
Rental as finally determined in Section 18.C is less than Landlord's determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of rent due from Tenant to Landlord hereunder.

  C. RESOLUTION OF A DISAGREEMENT OVER THE FAIR MARKET RENTAL:    Any
disagreement regarding Fair Market Rental shall be resolved as follows:

     1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at least two (2) times at a mutually agreeable time and place, in an attempt to resolve the disagreement.

     2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

     3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

     4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

19.    GENERAL PROVISIONS:

  A. ATTORNEY'S FEES:    In the event a suit or alternative form of dispute
resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

  B. AUTHORITY OF PARTIES:   Tenant represents and warrants that it is duly
formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

  C. BROKERS:    Tenant represents it has not utilized or contacted a real
estate broker or finder with respect to this Lease other than CB Madison and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant.

  D. CHOICE OF LAW:    This Lease shall be governed by and construed in
accordance with California law. Venue shall be Santa Clara County.

  E. DISPUTE RESOLUTION: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for (i) any claim by Landlord for unlawful detainer or (ii) any claim within the jurisdiction of the small claims court (which for such claims the parties agree shall be the sole court of competent jurisdiction) or (iii) any claim in which persons who are necessary to the resolution thereof are neither obligated nor willing to submit to the dispute resolution procedure set forth herein, any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J. A. M. S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J. A. M. S. or other judicial mediation service selected.
In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J. A. M. S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code (S) 1152.5. The mediation shall be held in Santa Clara County and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party's request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, THE PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEY'S FEES THAT MIGHT OTHERWISE BE AVAILABLE TO THEM IN A COURT ACTION OR ARBITRATION AND IN ADDITION THERETO, THE PARTY WHO IS DETERMINED BY THE ARBITRATOR TO HAVE RESISTED MEDIATION, SHALL BE SANCTIONED BY THE ARBITRATOR OR JUDGE.

  If a mediation is conducted but is unsuccessful, it shall be followed by final and binding arbitration administered by and in accordance with the then existing rules and practices of J. A. M. S. or the other judicial and mediation service selected, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. The parties to the arbitration shall have those rights of discovery that the arbitrator(s) deem necessary (after application to the arbitrator(s)) to a full and fair hearing of the matter. However, in no event shall the parties be entitled to propound interrogatories or request for admissions during the arbitration process. The arbitrator shall be a retired judge or a licensed California attorney. The venue for any such arbitration or mediation shall be in Santa Clara County, California.

  F. ENTIRE AGREEMENT:    This Lease and the exhibits attached hereto
contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

  G. ENTRY BY LANDLORD:    Upon prior reasonable notice to Tenant, subject to

Tenant's reasonable security regulations and provided such entry does not unreasonable interfere with Tenant's use of the Premises, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; and (iv) performing any obligations of Landlord under the Lease including remediation of hazardous materials if determined to be the responsibility of Landlord. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default after expiration of the applicable cure period), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants subject the provisions of this Section 19.G.

  H. ESTOPPEL CERTIFICATES:    At any time during the Lease Term, Landlord
or Tenant shall, within fifteen (15) days following written notice from the other, execute and deliver a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to the party's knowledge, any uncured defaults (or specifying such defaults if they are claimed); and (iv) such other information as may be reasonably requested. Any such statement may be conclusively relied upon by a third party. Tenant agrees to provide, within twenty (20) days of Landlord's request, Tenant's most recent annual report and latest quarterly reports.

  I. EXHIBITS:    All exhibits referred to are attached to this Lease and
incorporated by reference.

  J. INTEREST:    All rent due hereunder, if not paid when due, shall bear
interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment(including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

  K. SATELLITE ANTENNAE:    During the Lease Term, Tenant shall have the
right,
subject to relevant regulatory approvals and Landlord's consent (such consent not to be unreasonably withheld, conditioned or delayed) to install one or more satellite antennas (each, an "Antenna") on the roofs of the Building in a location reasonably satisfactory to both Landlord and Tenant. Tenant shall not be charged any rent for roof space. Prior to submitting any plans to the City of San Jose or proceeding with any installation of an Antenna, Tenant shall submit to Landlord elevations and specifications for the Antenna. Tenant shall install any approved Antennae at its sole expense and shall be responsible for any damage caused by the installation of the Antennae or related to the Antennae. At the Expiration Date or upon earlier termination of this Lease, Tenant shall remove the Antennas from their locations and repair any damage caused by such removal.

  L. NO PRESUMPTION AGAINST DRAFTER:    Landlord and Tenant understand, agree
and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

  M. NOTICES:    All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery or delivery by nationally recognized overnight courier addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. when a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

  N. PROPERTY MANAGEMENT:    In addition, Tenant agrees to pay Landlord
along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of two and 50/100 percent (2.5%) of the Base Monthly Rent.

  O. RENT:    All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

  P. REPRESENTATIONS:    Tenant acknowledges that neither Landlord nor any
of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

  Q. RIGHTS AND REMEDIES:    All rights and remedies hereunder are cumulative
and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

  R. SEVERABILITY:    If any term or provision of this Lease is held
unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

  S. SUBMISSION OF LEASE:    Submission of this document for examination or
signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

  T. SUBORDINATION:    Subject to the recognition agreement from the Ground
Lessor to be provided Tenant pursuant to Section 1, this Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the reasonable form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord's written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance provided Tenant receives a recognition of Tenant's rights in a form reasonably satisfactory to Tenant. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

  U. SURVIVAL OF INDEMNITIES: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

  V. TIME:    Time is of the essence hereunder.

  W. TRANSPORTATION DEMAND MANAGEMENT PROGRAMS: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or program, Tenant agrees that the cost of TDM imposed facilities required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a government mandated TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand.

  X. WAIVER OF RIGHT TO JURY TRIAL:    Landlord and Tenant waive their
respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

  Y. MULTI-TENANT PROJECT PROVISIONS: Where Tenant remains as the tenant under this Lease but ceases to be the tenant under the Adjacent Building Lease, whether by virtue of an assignment or termination of the Adjacent Building Lease, the following provisions (the "Multi-Tenant Project Provisions") shall apply:

     1. Tenant shall have a nonexclusive right, together with other tenants of the Project, to use the Project Common Area, including a nonexclusive right to use fifty percent (50%) of the parking spaces in the Project. The Project Common Area shall be controlled by Landlord pursuant to reasonable and non-discriminatory rules and regulations adopted by Landlord and approved by Tenant (which approval shall not be unreasonable withheld, conditioned or delayed).

     2. Tenant shall have exclusive exterior signage rights only as to the Building, and other Project signage shall be controlled by Landlord pursuant to a reasonable and nondiscriminatory sign program adopted by Landlord and approved by Tenant (which approval shall not be unreasonable withheld, conditioned or delayed), which appropriately recognizes the relative prominence of Tenant and other tenants in the Project.

     3. Section 13.G of this Lease shall be of no further force or effect, and termination of the Adjacent Building Lease shall not give rise to a right on the part of either Landlord or Tenant to terminate this Lease.

     4. Tenant's exercise of the Option to extend this Lease shall not be conditioned upon the exercise of any extension option granted under the Adjacent Building Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

LANDLORD:  SOBRATO INTERESTS III      TENANT:  BEA SYSTEMS, INC.
a California Limited Partnership      a Delaware Corporation


By: /s/ John M. Sobrato               By: /s/ Willam T. Coleman III
    -------------------                   -------------------------

Its:  General Partner                 Its:  Chief Executive Officer
                                            -----------------------

                                  EXHIBIT "A"
                         LEGAL DESCRIPTION OF PREMISES

All that certain real property situated in the City of San Jose, County of Santa Clara, State of California, described as follows:

Parcel 1, as shown on the Parcel Map filed for records in the office of the Recorder of the County of Santa Clara, State of California on August 11, 1989, in Book 604 of Maps, Page(s) 14, 15 and 16.

                       EXHIBIT "B" - PREMISES & PROJECT


[MAP]
Set forth herein is a site plan for the leased premise.

                   EXHIBIT "C" - BUILDING SHELL DEFINITION

The Building Shell shall be a four -story steel frame structure with 90% of the perimeter containing glass. The Building Shell shall include the following items:

1. BUILDING STRUCTURE

   (a) All foundations to include footings, piers, caissons, pilings, grade beams, foundation walls or other building foundation components required to support the building structure.

   (b) Five inch (5") thick concrete slab on grade with below grade vapor barrier and welded wire mesh and any other reinforcing or structural connections that may be necessary or required as specified by structural engineer.

   (c) Complete structural framing system comprised of rolled steel or pipe columns, light weight braced-frame steel structure with corrugated metal deck and concrete toping over and open-web bar joist and girder floor support system, all members fireproofed as required by code. Floor support system shall provide for a minimum of 120 pounds per square foot live load.

   (d) Tinted high performance glass with Robertson composite metal panels including required caulking and sealants. Four (4) exterior double doors, door closers and locking devices as necessary.

   (e) Four (4) ply built up roofing with cap sheet by Owens-Corning, John Manville, or equal and all flashings over a rigid insulated corrugated metal deck roof system.

   (f) Exterior painting of any concrete with Tex-Coat or Kel-Tex textural paint, all caulking of exterior concrete joints in preparation for painting.

   (g) Two (2) steel fire stairs at perimeter of building. One ship ladder to roof of building with roof hatch.

   (h) Mechanical roof screen.

   (i) Loading area with grade level access with hydraulic scissors lift external of building.

   (j) penetrations of the roof and floor for the mechanical ducting and for the elevators (elevator penetrations to accommodate two hydraulic passenger elevators at the core and one freight elevator near the dock area)

2. SITEWORK

   (a) All work outside the building perimeter walls shall be considered site work for the Building Shell and shall include grading, asphalt concrete, paving, landscaping, landscape irrigation, storm drainage, utility service laterals, curbs, gutters, sidewalks, specialty paving (if required, i.e. reinforced roadway section to truck doors), retaining walls, planters, trash enclosure, parking lot and landscape lighting and other exterior lighting per code. Landscape design to include screen dining patio (no furniture) and three flag poles with bases.

   (b) Paving sections for automobile and truck access shall be according to the Geologic Soils Report.

   (c)  All parking lot striping to include handicap spaces and signage.

   (d) Underground site storm drainage system shall be connected to the city storm system main.

3. PLUMBING

   (a) Underground sanitary sewer laterals connected to the city sewer main in the street and stubbed to the core of the building.

   (b) Domestic water mains connected to the city water main in the street and stubbed to the building.

   (c) Roof drain leaders and downspouts piped and connected to the site storm drainage system.

   (d) Gas lines connected to the city or public utility mains and run to gas meters adjacent to, and in close proximity to the building. Meter supplied by utility company.

4. ELECTRICAL

   (a) A primary electrical raceway service from the street to the building, including underground conduit, wire feeders, and transformer pads. Transformer supplied by utility company. Underground conduits and secondary feeders from transformer pads into the building.

   (b) 4" Underground conduit from the street to the building for telephone trunk lines by Pacific Telephone.

   (c) An electrically operated landscape irrigation system, with controller, that is a complete and functioning system.

  (e) Underground conduit from the building to the main fire protection system post indicator valve (PIV) for installation of supervisory alarm wiring.

  (f)  Telephone and data conduits between the Building and the Adjacent
Building

All other costs shall be deemed Tenant Improvements.

                       EXHIBIT D - BUILDING SHELL PLANS

ARCHITECTURAL DRAWINGS

SHEET NO.       SHEET NAME

A0.1            Project Information and Note
A1.0            Site Plan
A2.0A           Building One- First Level Floor Plan
A2.1A           Building One- Second Level Floor Plan
A2.2A           Building One- Third Level Floor Plan
A2.3A           Building One- Fourth Level Floor Plan
A2.4A           Building One- Roof Plan
A2.5B           Building Two- First Level Floor Plan
A2.6B           Building Two- Second Level Floor Plan
A2.7B           Building Two- Third Level Floor Plan
A2.8B           Building Two- Fourth Level Floor Plan
A2.9B           Building Two- Roof Plan
A3.0A           Building One- North and South Exterior Elevations
A3.1A           Building One- East and West Exterior Elevations
A3.2B           Building Two- East and West Exterior Elevations
A3.3B           Building Two- North and South Exterior Elevations
A4.0            Wall Sections
A4.1            Wall Sections
A4.2            Wall Sections
A4.3            Wall Sections
A6.0            Detail Stair Floor Plans
A6.1            Stair Details
A6.2            Stair Sections and Details

CIVIL DRAWINGS

C-1             Topographical Survey
C-2             Preliminary Grading Plan

STRUCTURAL DRAWINGS

S1              Horn House Foundation Plans and Details
S2.0            Building One Foundation Plan
S2.1            Building One- Second Floor Framing Plan
S2.2            Building One- Third Floor Framing Plan
S2.3            Building One- Fourth Floor Framing Plan
S3.1            Building One- Braced Frame Elevations

S3.2            Typical Structural Details
S6.1            Wall Sections
S6.2            Wall Sections
S6.3            Wall Sections
S6.4            Wall Sections
S3.1            Panel Elevations
S3.2            Panel Elevations
S3.3            Panel Elevations
S4.0            Foundation Details

ELECTRICAL DRAWINGS

SE.1            Site Electrical Plan
E1.a            Building One- First Level Power Plan
E1.b            Building Two- First Level Power Plan
E2.a            Building One - Second Level Power Plan
E2.b            Building Two- Second Level Power Plan

LANDSCAPE DRAWINGS

L1.1            General Landscape Notes and Legend
L1.2            Plant List and Planting Notes
L2.1            Irrigation Site Plan
L4.1            Planting Site Plan
L6.1            Landscape Details
L7.1            Fountain Plan, Notes and Details

          EXHIBIT "E" - TENANT IMPROVEMENT PLANS AND SPECIFICATIONS
                       (sheet references to be attached)

                       EXHIBIT "F" - GENERAL CONDITIONS

Project Executive
General Superintendent
Home Offices Expenses
General Overhead
Office Supplies
Accounting Services
Computer Charges
Telephone Expenses
Fax Office/Job
Data Processing
Secretarial Services
Mail
UPS
Insurance
City Licenses
Project Engineer
Scheduling
Reconstruction Services
Superintendent
General Labor
Daily Clean Up & Final
Protection of Work
Petty Cash
Safety Enforcement & Safety Signage
Small Tools
First Aid Facilities
General Field Coordination
Project Field Office
Tenant Vendor Coordination
Blueprinting